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Second request: your vote is important

Dear Valued Shareholder,

Your opportunity to vote on the important changes to your Wells Fargo Advantage Fund is just weeks away, and it’s critical that we hear from you. That is why we’re asking you to exercise your right as a shareholder by voting your proxy.

If you have responded already, thank you for your time.

The proxy package you recently received invites you to vote on a proposal to approve a new Subadvisory Agreement with Golden Capital Management, LLC. The Board of Trustees has unanimously approved the respective new Subadvisory Agreement, subject to shareholder approval, and recommends that you vote in favor of the new Subadvisory Agreement with Golden Capital Management, LLC.

Once you’ve made a decision, the voting process takes only a few moments. Please review the instructions on the enclosed proxy card.

There are four easy ways to vote:

By phone: Call one of our proxy specialists toll-free at 1-866-828-6931, Monday through Friday, 9:00 a.m. to 11:00 p.m. Eastern Time. You will need the control number on your proxy card.

Online: Log on to proxyonline.com. You will need the control number found on the proxy card to log in.

By mail: Sign, date, and mail your proxy card in the postage-paid envelope provided in your proxy package.

At the shareholder meeting: You may attend the shareholder meeting and vote in person. Details are in your proxy package.

For more information about the proposal or the voting process, visit
wellsfargoadvantagefunds.com/vote.

Thank you. Your prompt response is greatly appreciated—it will eliminate the need for future calls and follow-up letters on this topic.

Sincerely,

Karla M. Rabusch

President

Wells Fargo Funds Management, LLC

Additional information and where to find it

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy.

In connection with the proposed transactions, the acquirer has filed prospectus/proxy statements with the Securities and Exchange Commission (SEC). All shareholders are advised to read their prospectus/proxy statement in its entirety because it contains important information regarding the acquirer, target, transaction, fees, expenses, risk considerations, persons soliciting proxies in connection with the transaction, and the interests of these persons in the transaction and related matters. The target intends to mail a prospectus/proxy statement to its shareholders once it is declared effective by the SEC. Shareholders may obtain a free copy of the prospectus/proxy statement and other documents filed by the acquirer with the SEC at the SEC’s website, sec.gov. Free copies of the prospectus/proxy statement may be obtained by directing a request via mail, phone, or website to the acquirer, Wells Fargo Advantage Funds, P.O. Box 8266, Boston, MA 02266-8266, 1-800-222-8222, wellsfargo.com/advantagefunds. In addition to the prospectus/proxy statements, the target and the acquirer file annual and semiannual reports and other information with the SEC. You may read and copy any reports, statements, or other information filed by the target or the acquirer at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C., 20549-0213. Please call the SEC at
1-800-SEC-0330 for further information on the public reference rooms. Filings made with the SEC by either the target or the acquirer are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at sec.gov.

Participants in the solicitation

The acquirer and the target, as well as their respective directors, executive officers, and certain members of their management and other employees, may be soliciting proxies from shareholders in favor of the transaction and other related matters. Information concerning persons who may be considered participants in the solicitation of the target’s shareholders under the rules of the SEC is set forth in the prospectus/proxy statements.

This letter must be preceded by a current Wells Fargo Advantage Funds prospectus.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the funds. The funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 204519 07-11

NOT FDIC INSURED – NO BANK GUARANTEE – MAY LOSE VALUE